Exhibit 4.1

EXECUTION VERSION

SECOND SUPPLEMENTAL INDENTURE

BY AND BETWEEN

MONTPELIER RE HOLDINGS LTD.,

AS ISSUER

AND

THE BANK OF NEW YORK MELLON,

AS TRUSTEE

DATED AS OF OCTOBER 5, 2012

$300,000,000

MONTPELIER RE HOLDINGS LTD.

4.70% SENIOR NOTES DUE 2022

SECOND SUPPLEMENTAL INDENTURE

This Second Supplemental Indenture, dated as of October 5, 2012 (the “Supplemental Indenture”), to the Indenture, dated as of July 15, 2003 (the “Base Indenture” and, together with the Supplemental Indenture, the “Indenture”) by and between Montpelier Re Holdings Ltd., a company duly organized and existing under the laws of Bermuda, having its principal executive office located at 94 Pitts Bay Road, Pembroke, HM 08, Bermuda (the “Company”), as issuer, and The Bank of New York Mellon, a New York banking corporation, having its corporate trust office located at 101 Barclay Street, Floor 8 West, New York, New York 10286 (the “Trustee”), as trustee, is effective upon the execution hereof by the parties hereto.

RECITALS

WHEREAS, the Company has heretofore executed and delivered to the Trustee the Indenture providing for the issuance from time to time of its notes, debentures or other evidences of its unsecured indebtedness (the “Securities”), unlimited as to principal amount;

WHEREAS, the Indenture is incorporated herein by this reference;

WHEREAS, Section 3.1 of the Base Indenture provides that, with respect to any series of Securities to be authenticated and delivered under the Indenture, the terms of such series of Securities shall be established by (i) a Board Resolution and set forth in an Officers’ Certificate or (ii) one or more indentures supplemental to the Base Indenture;

WHEREAS, the Company desires to create, under the Indenture, a series of Securities to be known as its 4.70% Senior Notes due 2022 (including both the Initial Notes (as defined herein) and any Additional Notes (as defined herein), the “Notes”), the form and substance of such notes and the terms, provisions and conditions thereof to be set forth as provided in the Indenture; and

WHEREAS, all acts and requirements necessary to authorize the execution and delivery of this Supplemental Indenture and to make it a valid and legally binding obligation of the Company have been done or performed;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1.  Definitions. The following defined terms used herein shall have the meanings specified below.  Capitalized terms used herein without definition shall have the respective meanings assigned such terms in the Base Indenture.

“Additional Notes” has the meaning specified in Section 2.2 hereof.

“Initial Notes” means Notes in an aggregate principal amount of $300,000,000 initially issued under this Second Supplemental Indenture in accordance with Section 2.2 hereof.

“Interest Payment Date” means, with respect to the Notes, April 15 and October 15 of each year.

“Notes” has the meaning specified in the recitals to this Supplemental Indenture.

“Regular Record Date” means, with respect to the Notes, the close of business on April 1 or October 1, as the case may be, immediately preceding each Interest Payment Date.

ARTICLE II.

GENERAL TERMS AND CONDITIONS OF THE NOTES

There is hereby established a new series of Securities under the Indenture with the following terms:

Section 2.1.  Title.  The title of the series is “4.70% Senior Notes due 2022”.

Section 2.2.  Principal Amount.  There are to be issued by the Company, and authenticated and delivered by the Trustee on the date hereof $300,000,000 principal amount of Initial Notes, and such principal amount of Notes may be increased from time to time pursuant to Section 3.1 of the Indenture.  All Notes need not be issued on the same date and such series may be reopened at any time, without the consent of any Holder, for issuances of additional Notes, unlimited in principal amount, upon delivery by the Company to the Trustee of either a Board Resolution and set forth in an Officers’ Certificate or an indenture supplemental to the Indenture, setting forth the original issuance date of such additional Notes (“Additional Notes”).  In the event that any Additional Notes are not treated as part of the “same issue” as the Initial Notes for U.S. federal income tax purposes, such Additional Notes will be issued with a separate CUSIP, ISIN or Common Code (as applicable) or other applicable identifier code so that they are distinguishable from the Initial Notes. The terms of any Additional Notes will be identical (except as to denomination, the date from which interest shall accrue, the issue price, the first Interest Payment Date) to the terms of the Initial Notes.  Any Additional Notes will, together with the Initial Notes, constitute a single series of Securities under the Indenture.

Section 2.3.  Payment of Principal and Interest.

(a)  The principal of the Notes shall be due on October 15, 2022, subject to the provisions of the Indenture relating to acceleration of maturity.  The Notes will bear interest from the date of issue or from the most recent Interest Payment Date to which interest has been paid or duly provided for, at a rate of 4.70% per annum, payable semi-annually in arrears on April 15 and October 15 of each year, commencing on April 15, 2013, and at Maturity.  The Company will pay interest to the Persons in whose names the Notes are registered on the Regular Record Date immediately preceding such Interest Payment Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

(b)  If any Interest Payment Date falls on a day that is not a Business Day, the interest payment will be postponed to the next day that is a Business Day, and no interest on such payment will accrue for the period from and after such Interest Payment Date.  If the maturity date of the Notes falls on a day that is not a Business Day, the payment of interest and principal may be made on the next succeeding Business Day, and no interest on such payment will accrue for the period from and after the maturity date. Interest payments for the Notes will include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding, the Interest Payment Date or the date of maturity, as the case may be. Interest on the Notes which have a Redemption Date after a Regular Record Date, and on or before the following Interest Payment Date, will also be payable to the Persons in whose names the Notes are registered on such Regular Record Date.

(c)  Payment of the principal and interest due at maturity of the Notes shall be made upon surrender of the Notes at the Corporate Trust Office of the Trustee.  The principal of and interest on the Notes shall be paid in Dollars. Payments of principal of or interest on the Notes will be made, subject to such surrender where applicable, at the option of the Company, (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer to an account maintained by the payee with a bank located in the United States.

Section 2.4.  Optional Redemption.

(a)  The Notes will be redeemable as a whole at any time or in part from time to time, at the option of the Company, at a “make-whole” redemption price equal to the greater of (i) 100% of the principal amount of the Notes being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest (other than accrued interest) on the Notes being redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points plus, in either case, any interest accrued but not paid to the Redemption Date. Notice of any redemption will be mailed at least 30 days but no more than 60 days before the Redemption Date to each Holder of the Notes to be redeemed.  Unless the Company defaults in payment of the redemption price, on and after the Redemption Date, interest will cease to accrue on the Notes or portions thereof called for redemption.

(b)  For the purposes of this Section 2.4,

“Treasury Rate” means, with respect to any redemption date for the Notes, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the Redemption Date.

“Comparable Treasury Issue” means the U. S. Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company after consultation with the Trustee.

“Comparable Treasury Price” means, with respect to any redemption date for the Notes, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding the redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities” or (2) if that release (or any successor release) is not published or does not contain those prices on that Business Day, (A) the average of the Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations for that redemption date, or (B) if the Company obtains fewer than four Reference Treasury Dealer Quotations, the average of all the Reference Treasury Dealer Quotations obtained.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. New York City time on the third Business Day preceding such redemption date.

“Reference Treasury Dealer” means (1) each of Credit Suisse Securities (USA) LLC and Barclays Capital Inc. and, in each case, their respective successors; provided, however, that if either of them ceases to be a primary U.S. Government securities dealer in New York City, the Company shall appoint another primary U.S. Government securities dealer as a substitute and (2) any other U.S. Government securities dealers selected by the Company.

Section 2.5.  Amendments to Event of Default.  The provisos in Section 6.1(a) and Section 6.1(b) of the Base Indenture shall not be applicable with respect to the Notes.

Section 2.6.  Form, Currency and Denominations.  The Notes shall be issued in fully registered form, without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof.  The Notes will be issued in substantially the form set forth in Exhibit A hereto.  The Depository with respect to the Notes shall be The Depository Trust Company, New York, New York.

Section 2.7.  Global Securities.

(a)  Notes will be issued in the form of one or more Global Securities registered in the name of the Depository (which shall be The Depository Trust Company) or its nominee. Except under the circumstances set forth in Section 3.6 of the Base Indenture and subject to Section 2.4 of the Base Indenture, the Global Securities will not be exchangeable for, and will not otherwise be issuable as, Notes in definitive form. Owners of beneficial interests in such a Global Security will not be considered the registered owners or Holders of Notes for any purpose.

(b)  No Security representing a Note shall be exchangeable, except for another Global Security of like denomination and tenor to be registered in the name of the Depository or its nominee or to a successor Depository or its nominee.  Payment of principal of, any premium or interest on, and any Additional Amounts in respect of, any Note in global form shall be made to the registered Holder thereof.

Section 2.8.  Ranking. The Notes will represent the Company’s direct, unsecured obligations and will rank equally with all the Company’s current and future unsecured and unsubordinated indebtedness.

Section 2.9.  Additional Amounts.

(a)  With respect to the Notes, Section 4.4 of the Base Indenture is hereby amended to delete subparagraph (e) and to add the following as subparagraphs (e) and (f):

(e)                                  any tax, assessment or other governmental charge that is imposed, or any amount that is required to be deducted or withheld, pursuant to Sections 1471 through 1974 of the U.S. Internal Revenue Code of 1986, as amended (or any amended or successor versions of such Sections), any Treasury regulations promulgated thereunder, any official interpretations thereof or any agreements entered into in connection with the implementation thereof; or

(f)                                   any combination of items (a), (b), (c), (d) and (e);

(b)   Except as set forth in Section 4.4 of the Base Indenture, as amended by this Section 2.9, there will be no Additional Amount payable on the Notes.

Section 2.10.  Redemption for Tax Purposes.

(a)  Section 4.5 of the Base Indenture shall not be applicable to the Notes.

(b)  The Company may redeem the Notes at its option, in whole but not in part, at a Redemption Price equal to 100% of the principal amount, together with accrued and unpaid interest and Additional Amounts, if any, to the date fixed for redemption, at any time it receives an opinion of independent counsel of recognized standing that as a result of (i) any change in or amendment to the laws or treaties (or any regulations or rulings promulgated under these laws or treaties) of Bermuda, any taxing jurisdiction, or any political subdivision or taxing authority thereof or therein, or any change in the application or official interpretation of such laws, treaties, regulations or rulings, or (ii) any action taken by a taxing authority of Bermuda or any taxing jurisdiction, or any political subdivision or taxing authority thereof or therein, which action is generally applied or is taken with respect to the Company, or (iii) a decision rendered by a court of competent jurisdiction in Bermuda or any taxing jurisdiction, or any political subdivision or taxing authority thereof or therein, whether or not such decision was rendered with respect to the Company, there is a substantial probability that the Company will be required as of the next

Interest Payment Date to pay Additional Amounts with respect to the Notes as provided in Section 4.4 of the Base Indenture, as such Section is amended by Section 2.9 of this Supplemental Indenture, and such requirements cannot be avoided by the use of reasonable measures (consistent with practices and interpretations generally followed or in effect at the time such measures could be taken) then available. If the Company elects to redeem the Notes under this provision it will give written notice of such election to the Trustee. If the Company elects to redeem the Notes under this provision it will also mail a notice of redemption at least 30 days but no more than 60 days before the Redemption Date to each Holder of Notes, provided, however, that no such notice of redemption may be given earlier than 90 days prior to the earliest date on which the Company would be required to pay such Additional Amounts. Unless the Company defaults in the payment of the Redemption Price, on and after the Redemption Date, interest will cease to accrue on the Notes. Any such redemption will be subject to Article 14 of the Base Indenture.

Section 2.11.  Consolidation, Amalgamation, Merger or Sale.  With respect to the Notes, Section 11.1(a) of the Base Indenture is hereby amended to read as follows:

(a)  in case the Company shall consolidate or amalgamate with or merge into another Person or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any Person, the Person formed by such consolidation or amalgamation or into which the Company is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of the Company as an entirety or substantially as an entirety shall be a Corporation or limited liability company organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, Bermuda, or any other country (including under the laws of any state, province or other political subdivision thereof) which is on the date of this Supplemental Indenture a member of the Organization for Economic Cooperation and Development, and shall expressly assume, by an indenture (or indentures, if at such time there is more than one Trustee) supplemental hereto, executed by the successor Person and delivered to the Trustee the due and punctual payment of the principal of, any premium and interest on and any Additional Amounts with respect to all the Notes and the performance of every obligation in this Indenture and in the Notes on the part of the Company to be performed or observed; and

Section 2.12.  Miscellaneous. The Company is not obligated to redeem or purchase any Notes pursuant to any sinking fund or analogous provision.  The Notes will not be convertible into shares of Common Stock of the Company and/or exchangeable for other securities.  The amount of payments of principal with respect to the Notes shall not be determined with reference to an index, formula or other method or methods.  No Notes are issuable upon the exercise of warrants.  Each of Section 12.2(b) of the Indenture relating to defeasance and Section 12.2(c) of the Indenture relating to covenant defeasance shall be applicable to the Notes.

ARTICLE III.

MISCELLANEOUS PROVISIONS

Section 3.1.  Ratification and Incorporation of Indenture.  As supplemented hereby, the Base Indenture is in all respects ratified and confirmed, and the Base Indenture as supplemented by this Supplemental Indenture shall be read, taken and construed as one and the same instrument.  However, to the extent any provision of the Base Indenture conflicts with the express provisions of this Supplemental Indenture, the provisions of this Supplemental Indenture will govern and be controlling; provided, however, that the provisions of this Supplemental Indenture modify and amend the terms of the Base Indenture only with respect to the Notes.

Section 3.2.  Counterparts.  This Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

Section 3.3.  Governing Law.  This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and performed in said state.

Section 3.4.  Headings.  The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 3.5.  Trustee.  The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.  The recitals and statements herein are deemed to be those of the Company and not of the Trustee.

IN WITNESS WHEREOF, Montpelier Re Holdings Ltd. has caused this Supplemental Indenture to be duly executed as a deed as of the date above written.

By:	/s/ Michael S. Paquette
Name: Michael S. Paquette
Title: Executive Vice President and
Chief Financial Officer

By:	/s/ Jonathan B. Kim
Name: Jonathan B. Kim
Title: General Counsel and Secretary

IN WITNESS WHEREOF, the undersigned, being duly authorized, has executed this Supplemental Indenture as of the date first above written.

THE BANK OF NEW YORK MELLON, AS TRUSTEE

By:	/s/ Laurence J. O’Brien
Name: Laurence J. O’Brien
Title: Vice President

EXHIBIT A

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO MONTPELIER RE HOLDINGS LTD. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND SUCH PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER, CEDE & CO., HAS AN INTEREST HEREIN.

UNLESS AND UNTIL THIS CERTIFICATE IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM, THIS CERTIFICATE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY DTC TO A NOMINEE THEREOF OR BY A NOMINEE THEREOF TO DTC OR ANOTHER NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR OF DTC OR A NOMINEE OF SUCH SUCCESSOR.

MONTPELIER RE HOLDINGS LTD.
4.70% SENIOR NOTE DUE 2022

No. R1	CUSIP No.: 614810AB5
Principal Amount:	$300,000,000
Regular Record Date:	April 1 or October 1, as the case may be, immediately preceding each Interest Payment Date

Original Issuance Date:	October 5, 2012
Maturity Date:	October 15, 2022
Interest Payment Dates:	April 15 and October 15
Interest Rate:	4.70% per annum
Authorized Denomination:	$2,000 and any integral multiple of $1,000 in excess thereof

Montpelier Re Holdings Ltd., a company duly existing and organized under the laws of Bermuda (the “Company”, which term includes any successor corporation under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of THREE HUNDRED MILLION DOLLARS ($300,000,000) on the Maturity Date shown above, and to pay interest thereon from the Original Issuance Date shown above, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually in arrears on each Interest Payment Date as specified above (including the Maturity Date), commencing on April 15, 2013, at the rate of 4.70% per annum until the principal hereof is paid or duly provided for. Interest not timely paid or provided for shall, to the extent permitted by applicable laws, bear simple interest at the rate of 4.70% per annum.  As provided in the Indenture, the Company under certain circumstances would be required to pay Additional Amounts to the Holders of the Notes.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date (including the Maturity Date) will, as provided in the Indenture, be paid to the Person in whose name this Note is registered at the close of business on the Regular Record Date as specified above next preceding each Interest Payment Date.  Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note is registered at the close of business on a Special Record Date for the payment of such defaulted interest established by notice given by or on behalf of the Company to the Holders of Notes not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange, if any, on which the Notes shall be listed, and upon such notice as may be required by any such exchange, all as more fully provided in the Indenture.

Payments of interest on this Note will include interest accrued to but excluding the respective Interest Payment Dates. Interest payments for this Note shall be computed and paid on the basis of a 360-day year of twelve 30-day months.  In the event that any date on which interest is payable on this Note is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day, with the same force and effect as if made on the date the payment was originally payable.  A “Business Day” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York City are generally authorized or obligated, by law, regulation or executive order to close.

Payment of the principal of and interest due on the Maturity Date of this Note shall be made upon surrender of this Note at the Corporate Trust Office of the Trustee.  The principal of and interest on this Note shall be paid in Dollars.  Payments of interest will be made, subject to such surrender where applicable, at the option of the Company, (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer to an account maintained by the payee with a bank located in the United States.

REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS NOTE SET FORTH ON THE REVERSE HEREOF, WHICH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS IF SET FORTH AT THIS PLACE.

Unless the certificate of authentication hereon has been executed by the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated:

MONTPELIER RE HOLDINGS LTD.

By:
Name:
Title:

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the 4.70% Senior Notes due 2022 referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON, as Trustee

By:
Authorized Signatory

Dated:

(Reverse Side of Note)

This security is one of a duly authorized issue of debt securities of the Company (hereinafter called the “Securities”), all issued or to be issued under and pursuant to an Indenture, dated as of July 15, 2003 (the “Base Indenture”), between the Company and The Bank of New York Mellon, as trustee (the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto relating to this security (including, without limitation, the Second Supplemental Indenture, dated as of October 5, 2012, between the Company and the Trustee (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”)) reference is hereby made for a statement of the respective rights, limitation of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities issued thereunder and of the terms upon which said Securities are, and are to be, authenticated and delivered.  The Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest at different rates and may otherwise vary as provided in the Indenture or any indenture supplemental thereto.  This security is one of a series designated on the face as 4.70% Senior Notes due 2022 (the “Notes”), initially limited in aggregate principal amount to $300,000,000, subject to increase as provided in Section 3.1 of the Base Indenture and Section 2.2 of the Supplemental Indenture.  Capitalized terms used herein for which no definition is provided herein shall have the meanings set forth in the Indenture.

While this Note is represented by one or more global notes registered in the name of DTC or its nominee, the Company will cause payments of principal of, premium, if any, and interest on this Note to be made to DTC or its nominee, as the case may be, by wire transfer to the extent, in the funds and in the manner required by agreements with, or regulations or procedures prescribed from time to time by, DTC or its nominee, and otherwise in accordance with such agreements, regulations and procedures.

The Notes will not have a sinking fund.

The Notes will be redeemable as a whole at any time or in part from time to time, at the option of the Company, at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes being redeemed and  (ii) the sum of the present values of the remaining scheduled payments of principal and interest (other than accrued interest) on the Notes being redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points plus, in either case, any interest accrued but not paid to the date of redemption. Notice of any redemption will be mailed at least 30 days but no more than 60 days before the redemption date to each Holder of the Notes to be redeemed.  Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption.

“Treasury Rate” means, with respect to any redemption date for the Notes, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date.

“Comparable Treasury Issue” means the U. S. Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company after consultation with the Trustee.

“Comparable Treasury Price” means, with respect to any redemption date for the Notes, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding the redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities” or (2) if that release (or any successor release) is not published or does not contain those prices on that Business Day, (A) the average of the Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations for that redemption date, or (B) if the Company obtains fewer than four Reference Treasury Dealer Quotations, the average of all the Reference Treasury Dealer Quotations obtained.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. New York City time on the third Business Day preceding such redemption date.

“Reference Treasury Dealer” means (1) each of Credit Suisse Securities (USA) LLC and Barclays Capital Inc. and, in each case, their respective successors; provided, however, that if either of them ceases to be a primary U.S. Government securities dealer in New York City, the Company shall appoint another primary U.S. Government securities dealer as a substitute and (2) any other U.S. Government securities dealers selected by the Company.

If less than all of the Notes are to be redeemed, the Trustee will select, by such method as it will deem fair and appropriate, including pro rata or by lot, the Notes to be redeemed in whole or in part.

The Indenture contains provisions for redemption of the Notes for tax purposes in whole but not in part at the option of the Company.

The Indenture also contains provisions for defeasance at any time of the entire indebtedness of the Notes or of certain restrictive covenants with respect to the Notes, in each case upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to the Notes shall occur and be continuing, the principal of the Notes may be declared due and payable in the manner, with the effect and subject to the conditions provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Notes at the time Outstanding affected thereby.  The Indenture also contains provisions permitting the Holders of not less than a majority in principal amount of the Notes at the time Outstanding, on behalf of the Holders of all Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences.  Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer at the office or agency of the Company for such purpose, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar and duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and of like tenor and for the same aggregate principal amount, will be issued to the designated transferee or transferees.  No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge or certain other expenses payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Notes are issuable only in registered form without coupons in denominations of $2,000 and any integral multiple of $1,000 in excess thereof.  As provided in the Indenture and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes of a different authorized denomination, as requested by the Holder surrendering the same upon surrender of the Note or Notes to be exchanged at the office or agency of the Company.

This Note shall be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and performed in said state.

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM—as tenants in common	UNIF GIFT MIN ACT -	Custodian

		(Cust)	(Minor)
under Uniform Gifts to Minors Act

(State)

TEN ENT—as tenants by the entireties

JT TEN—as joint tenants with rights of survivorship and not as tenants in common

Additional abbreviations may also be used though not on the above list.

FOR
VALUE RECEIVED, the undersigned hereby sell(s) and transfer(s) unto

(please insert Social Security or other identifying number of assignee)

PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING POSTAL ZIP CODE OF ASSIGNEE

the within Note and all rights thereunder, hereby irrevocably constituting and appointing agent to transfer said Note on the books of the Company with full power of substitution in the premises.

Dated:
NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within instrument in every particular without alteration or enlargement, or any change whatever.